Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 23, 2012	TRADED: Nasdaq

LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS

COLUMBUS, Ohio, Aug. 23 –Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal year ended June 30, 2012, including these highlights:

•	Net sales increased four percent to $1,131 million versus $1,090 million last year.

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Net income totaled $95.8 million or $3.51 per diluted share, compared to the prior year’s net income of $106.4 million, or $3.84 per diluted share. For fiscal 2012, results included pretax income of $2.7 million (approximately six cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). Fiscal 2011 results included pretax income of $14.4 million (approximately 34 cents per share after taxes) associated with CDSOA distributions in the second and fourth quarters.

•	The cash dividend was increased for the 49th consecutive year.

•	The balance sheet remained strong with no debt outstanding and over $191 million in cash and equivalents.

Fourth Quarter Results

Highlights of the fourth quarter ended June 30, 2012 included the following:

•	Net sales increased seven percent to $274 million versus $256 million in the year ago quarter.

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Specialty Foods net sales set a fourth-quarter record of $248 million, up eight percent over the prior year’s fourth quarter total. Both retail and foodservice sales posted increases, reflecting higher pricing, improved foodservice volume and lower trade and consumer-directed promotional costs. Higher pricing contributed over 2% of the sales growth. Retail sales were adversely affected by this year’s early Easter, but benefited from recent product introductions. Segment operating income rose 23 percent to $42.0 million from $34.2 million a year ago primarily due to improved pricing, higher sales volumes and lower consumer-driven marketing and promotional costs. These costs declined by approximately 2% of segment net sales, due in part to various Easter programs falling in the third quarter. The above factors were partially offset by a less favorable sales mix and higher material costs, the increase of which approximated 2% of segment net sales. Fourth quarter income also included approximately $1 million in vendor recoveries associated with a fiscal 2010 product recall.

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Glassware and Candles sales of $25.6 million were essentially even with year ago levels. The segment’s quarterly operating loss of $0.2 million compared to a loss of $1.3 million a year ago. Results reflected an improved sales mix and modestly improved wax input costs.

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Fourth quarter net income totaled $26.0 million, or $.95 per diluted share, versus the year ago net income of $29.3 million, or $1.07 per diluted share. The year ago results included a pretax CDSOA distribution of $13.4 million (approximately 33 cents per share after taxes).

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Fiscal 2012 Commentary

Chairman and CEO John B. Gerlach, Jr. said, “We were pleased to conclude fiscal 2012 with solid fourth-quarter improvements in sales and operating income despite the year-long challenge of generally higher material costs. Throughout the year, Specialty Foods sales benefitted from our product innovation efforts across both retail and foodservice lines. New retail items helped our key product lines maintain or grow category shares. Similar to fiscal 2011, we were unable to offset the full material cost escalation through higher pricing. Glassware and Candles’ reduced operating income reflected lower sales and higher wax costs, only partially mitigated by improved pricing and sales mix.”

Fiscal 2013 Commentary

Mr. Gerlach added, “As we look at fiscal 2013, the key unknown in the current economic environment is how changes in future consumer sentiment will impact sales. Sales should continue to benefit from the rollout of new retail food products including Sister Schubert’s® Sweet Hawaiian Rolls and Mini Loaves, New York BRAND® Hand-Tied Garlic Knots, and several varieties of Marzetti® Simply Dressed® & Light refrigerated salad dressings. We anticipate that Specialty Foods operating income may initially benefit from modestly higher pricing and from overall commodity costs beginning the year somewhat below year ago levels. In Glassware and Candles, we expect seasonal sales growth and higher production levels. We believe that the strength of our market positions, along with a solid and flexible balance sheet, leave us well positioned to support future growth.”

Conference Call on the Web

The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 23, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

About the Company

Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.

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PAGE 3 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS

Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	price and product competition;

•	fluctuations in the cost and availability of raw materials;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	maintenance of competitive position with respect to other manufacturers, including import sources of production;

•	dependence on key personnel;

•	stability of labor relations;

•	dependence on contract copackers and limited or exclusive sources for certain goods;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law.

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
Net sales	$273,959	$256,034	$1,131,359	$1,089,946
Cost of sales	212,939	202,454	891,248	847,517

Gross margin	61,020	53,580	240,111	242,429
Selling, general & administrative expenses	21,909	22,984	96,824	95,425

Operating income	39,111	30,596	143,287	147,004
Interest income and other – net	(30)	13,392	2,744	14,502

Income before income taxes	39,081	43,988	146,031	161,506
Taxes based on income	13,126	14,695	50,223	55,142

Net income	$25,955	$29,293	$95,808	$106,364

Net income per common share:(a)
Net income – basic and diluted	$.95	$1.07	$3.51	$3.84
Cash dividends per common share	$.36	$.33	$1.41	$1.29
Weighted average common shares outstanding:
Basic	27,222	27,391	27,233	27,664
Diluted	27,254	27,413	27,265	27,689

(a)	Based on the weighted average number of shares outstanding during each period.

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PAGE 5 / LANCASTER COLONY REPORTS FISCAL YEAR AND 4TH QUARTER RESULTS

LANCASTER COLONY CORPORATION

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
NET SALES
Specialty Foods	$248,333	$230,317	$988,937	$922,856
Glassware and Candles	25,626	25,717	142,422	167,090

	$273,959	$256,034	$1,131,359	$1,089,946

OPERATING INCOME (LOSS)
Specialty Foods	$41,969	$34,193	$151,479	$155,218
Glassware and Candles	(167)	(1,280)	2,105	3,764
Corporate expenses	(2,691)	(2,317)	(10,297)	(11,978)

	$39,111	$30,596	$143,287	$147,004

LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2012	June 30, 2011
ASSETS
Current assets
Cash and equivalents	$191,636	$132,266
Receivables – net of allowance for doubtful accounts	73,326	63,762
Total inventories	109,704	111,885
Deferred income taxes and other current assets	17,073	25,283

Total current assets	391,739	333,196
Net property, plant and equipment	184,130	185,282
Other assets	106,766	103,611

Total assets	$682,635	$622,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,708	$42,570
Accrued liabilities	31,963	33,586

Total current liabilities	72,671	76,156
Other noncurrent liabilities and deferred income taxes	45,697	28,394
Shareholders’ equity	564,267	517,539

Total liabilities and shareholders’ equity	$682,635	$622,089

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